Exhibit 99.J

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 15, 2000, on the October 31, 2000 financial statements of the MDL Broad Market Fixed Income Fund and MDL Large Cap Growth Equity Fund, and to all references to our firm included in or made part of the MDL Broad Market Fixed Income Fund and MDL Large Cap Growth Equity Fund's Pre-Effective Amendment No. 1 to the Registration Statement File No. 33-50032.


/s/ Arthur Andersen LLP

Philadelphia, PA
January 26, 2001